Exhibit 4.1

INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE FULLY PAID AND NON-ASSESSABLE SHARES OF THE COMMON STOCK, PAR VALUE $.01 PAR VALUE, OF HMS Holdings Corp. transferable on the books of the Corporation by said owner in person, or by duly authorized attorney, upon surrender of this certificate properly endorsed. This certificate and the shares represented hereby are subject to all of the terms, conditions and limitations of the Certificate of Incorporation and all amendments thereto and supplements thereof. This Certificate is not valid until countersigned by the Transfer Agent and registered by the Registrar. WITNESS the facsimile seal of the Corporation and the facsimile signatures of the Corporation’s duly authorized officers. Dated: